November 16, 2004

John Donahoe

Dear John:

eBay Inc. (“the Company” or “eBay”) is pleased to offer you, subject to approval by eBay’s Board of Directors, the exempt position of President, eBay Brand at a salary of $28,846.16 paid bi-weekly, which is equivalent to an annualized salary of $750,000.16. In addition, the Company may award you discretionary bonuses from time to time.

You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 500,000 shares of the Company’s Common Stock. The options will be granted under the Company’s 2001 Equity Incentive Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option. Enclosed is the Company’s securities trading policy, which outlines the procedures and guidelines governing securities trades by company personnel. Please review the enclosed trading policy carefully, sign and date the certification (page one of the agreement) and return it to me.

You will be eligible to participate in eBay’s Executive Management Incentive Program (MIP), which is comprised of 5 components: 4 quarterly and 1 annual. Payouts are based on individual achievement as well as Company performance. Your target bonus under the current program would be 75% of your base salary. Eligibility for this program begins with your first full business quarter of employment. You must be employed on the last day of the calendar quarter to be eligible for the quarterly pay out. To be eligible for the annual bonus component, you would need to be employed on the first day of the 4th calendar quarter and be employed on the last day of such quarter.

You shall also be eligible to receive a special retention bonus of $2,000,000.00. The amount of $500,000.00 (less deductions and applicable taxes) will be payable within two payroll periods of your start date. The remaining $1,500,000.00 will be payable as follows: $500,000.00 (less deductions and applicable taxes) annually over the first three years of your employment, payable on the first, second and third anniversaries of your start date, assuming your continued employment with eBay.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s Chief Executive Officer. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the rules of the American Arbitration Association (AAA), rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company’s confidential information (as defined in that Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.

This letter with attachments, the Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this letter, the Arbitration Agreement, and the Proprietary Information and Inventions Agreement and returning them to me, along with the Company’s trading policy certification.

This offer is contingent upon your background verification and eBay Inc. Board of Director approval. This is our sole binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

We are excited at the prospect of you joining our team. Your background and qualifications will add a unique strength to eBay’s continued success. We look forward to you coming on board.

Very truly yours,

/s/ Meg Whitman
Meg Whitman
Chief Executive Officer

ACCEPTED:

/s/ John Donahoe
John Donahoe

Date: 12/5/04
Anticipated Start Date: March/April 2005